Product Supplement No. COMM-1 (To Prospectus dated November 4, 2016 and Series A Prospectus Supplement dated November 4, 2016) April 3, 2017	Filed Pursuant to Rule 424(b)(5) Registration Statement No. 333-213265

BofA Finance LLC

Notes Linked to One or More Commodities or Commodity Indices

Fully and Unconditionally Guaranteed by Bank of America Corporation

This product supplement sets forth terms that will apply generally to the notes offered by this product supplement, which we refer to as the “notes.”

•	The notes are unsecured senior notes issued by BofA Finance LLC (the “issuer”), a direct, wholly-owned subsidiary of Bank of America Corporation (the “Guarantor”). Any payments due on the notes are fully and unconditionally guaranteed by the Guarantor. Any payments due on the notes will be subject to the credit risk of BofA Finance LLC, as issuer of the notes, and the credit risk of Bank of America Corporation, as guarantor of the notes.

•	The notes are not suitable for all investors and involve a number of risks and important legal and tax consequences that should be discussed with your professional advisors.

•	For each offering of the notes, we will provide you with a pricing supplement that will describe the specific terms of that offering, including the specific Market Measure, maturity date and certain risk factors. The pricing supplement will identify, if applicable, any additions or changes to the terms specified in this product supplement. If the terms specified in any pricing supplement are inconsistent with the terms specified in this product supplement or in the accompanying prospectus supplement or prospectus, the terms specified in the applicable pricing supplement will control.

•	The return on the notes will be based on the performance of a single commodity, a futures contract on a commodity, a commodities index (an “Index”), a basket of commodities or a basket of commodities Indices. We refer to any such commodity, commodity futures contract, Index or basket as a “Market Measure.”

•	The notes may or may not bear interest. Depending on the terms of the notes, the amount payable at maturity may be less than, equal to or greater than the principal amount. The notes may or may not be called or be subject to early redemption prior to maturity.

•	The notes will be issued in denominations as will be set forth in the applicable pricing supplement.

•	Unless otherwise specified in the applicable pricing supplement, the notes will not be listed on a securities exchange or quotation system.

•	One or more of our affiliates, including Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), may act as our selling agents to offer the notes. See “Supplemental Plan of Distribution; Conflicts of Interest” on page PS-28.

The notes and the related guarantee of the notes by the Guarantor are unsecured and are not savings accounts, deposits, or other obligations of a bank. The notes are not guaranteed by Bank of America, N.A. or any other bank, are not insured by the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency and involve investment risks. Potential purchasers of the notes should consider the information in “Risk Factors” beginning on page PS-5 of this product supplement, page S-4 of the accompanying Series A prospectus supplement, and page 7 of the accompanying prospectus.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this product supplement, the prospectus supplement, or the prospectus. Any representation to the contrary is a criminal offense.

BofA Merrill Lynch

The issuer and the Guarantor have not authorized anyone to provide any information other than that contained or incorporated by reference in the relevant pricing supplement, this product supplement, the prospectus supplement or the prospectus with respect to the notes offered by the relevant pricing supplement and with respect to the issuer and the Guarantor. The issuer and the Guarantor take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The relevant pricing supplement, together with this product supplement, the prospectus supplement and the prospectus, will contain the terms of the notes and will supersede all other prior or contemporaneous oral statements as well as any other written materials, including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of the issuer. The information in each of the relevant pricing supplement, this product supplement, the prospectus supplement and the prospectus may be accurate only as of the date of that document.

The notes are not appropriate for all investors and involve a number of risks and important legal and tax consequences that should be discussed with your professional advisers. You should be aware that the regulations of Financial Industry Regulatory Authority, Inc., or “FINRA,” and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. The relevant pricing supplement, this product supplement, the prospectus supplement and the prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes under any circumstances in which that offer or solicitation is unlawful.

SUMMARY

The information in this “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this product supplement, the prospectus supplement, and the prospectus, as well as the applicable pricing supplement. None of us, the Guarantor or MLPF&S have authorized any other person to provide you with any information different from the information set forth in these documents. If anyone provides you with different or inconsistent information about the notes, you should not rely on it.

Key Terms:

General:

The notes are unsecured senior debt securities issued by BofA Finance LLC (the “issuer”), and are not guaranteed or insured by the FDIC. Payments on the notes are fully and unconditionally guaranteed by Bank of America Corporation (the “Guarantor”). The notes will rank equally with all of the issuer’s other unsecured senior debt. The guarantee of the notes will rank equally with all other unsecured senior obligations of the Guarantor. Any payments due on the notes, including any repayment of principal, are subject to the credit risk of BofA Finance LLC, as issuer of the notes, and the credit risk of Bank of America Corporation, as guarantor of the notes.

The return on the notes will be based on the performance of a Market Measure, as set forth in the applicable pricing supplement. We may issue notes in which the payments increase if the value of the Market Measure increases (“bullish notes”); we may also issue notes in which the payments increase if the value of the Market Measure decreases (“bearish notes”).

Market Measure:

The Market Measure may consist of one or more of the following:

•       commodities;

•       futures contracts on a commodity;

•       commodity indices; or

•       any combination of the above.

The Market Measure may consist of a group, or “Basket,” of the foregoing. We refer to each component included in any Basket as a “Basket Component.” The notes may also be based on the performance of the worst of two or more of such assets or indices.

Payments on the Notes:

The applicable pricing supplement will set forth the manner in which payments on the notes, including any interest payments or any payment at maturity or upon early redemption, will be determined. See “Description of the Notes” below.

Calculation Agent:

The calculation agent will make all determinations associated with the notes. We will appoint one of our affiliates, which will be named in the applicable pricing supplement, as the calculation agent for the notes. See the section entitled “Description of the Notes—Role of the Calculation Agent.”

Selling Agents:	One or more of our affiliates, including MLPF&S, will act as our selling agents in connection with each offering of the notes and will receive a commission or an underwriting discount based on the number of units of the notes sold. None of the selling agents is your fiduciary or advisor solely as a result of the making of any offering of the notes, and you should not rely upon this product supplement, the pricing supplement, or the accompanying prospectus or prospectus supplement as investment advice or a recommendation to purchase the notes.
Listing:	Unless otherwise specified in the applicable pricing supplement, the notes will not be listed on a securities exchange or quotation system.
ERISA Considerations:	See “ERISA Considerations” beginning on page 73 of the accompanying prospectus.

This product supplement relates only to the notes and does not relate to any commodities, futures contracts or commodity indices that compose the Market Measure described in any pricing supplement. You should read carefully the entire prospectus, prospectus supplement, and product supplement, together with the applicable pricing supplement, to understand fully the terms of your notes, as well as the tax and other considerations important to you in making a decision about whether to invest in any notes. In particular, you should review carefully the section in this product supplement entitled “Risk Factors,” which highlights a number of risks of an investment in the notes, to determine whether an investment in the notes is appropriate for you. If information in this product supplement is inconsistent with the prospectus or prospectus supplement, this product supplement will supersede those documents. However, if information in any pricing supplement is inconsistent with this product supplement, the prospectus or the prospectus supplement, the information described in such pricing supplement will govern your notes.

None of us, the Guarantor or any selling agent is making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted.

Certain capitalized terms used and not defined in this product supplement have the meanings ascribed to them in the prospectus supplement and prospectus. Unless otherwise indicated or unless the context requires otherwise, all references in this product supplement to “we,” “us,” “our,” or similar references are to BofA Finance LLC, and not to Bank of America Corporation (or any other affiliate of ours).

You are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase any notes.

RISK FACTORS

Your investment in the notes is subject to investment risks, many of which differ from those of a conventional debt security. Your decision to purchase the notes should be made only after carefully considering the risks, including those discussed below, in light of your particular circumstances. The notes are not an appropriate investment for you if you are not knowledgeable about the material terms of the notes or investments in commodities, futures contracts on commodities, or commodity-based indices in general.

General Risks Relating to the Notes

Your investment may result in a loss; there may be no guaranteed return of principal. To the extent set forth in the applicable pricing supplement, there may not be a fixed principal repayment amount on the notes at maturity. The return on the notes will be based on the performance of a Market Measure and therefore, you may lose all or a significant portion of your investment if the value of the Market Measure decreases over the term of the notes (or in the case of bearish notes, increases). You should read the applicable pricing supplement to determine the extent to which your investment in the notes may result in the loss of your principal amount due to changes in the value of the Market Measure.

You may not receive interest payments on the notes. If so specified in the applicable pricing supplement, your notes may not pay interest. If your notes are interest bearing, they may pay interest at a rate that is less than the rate we would pay on a conventional debt security of comparable maturity. As a result, your investment in the notes may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.

The payments on the notes may be limited to a maximum return. If so specified in the applicable pricing supplement, the notes may have a fixed maximum return, regardless of the performance of the Market Measure. In such a case, your return on the notes may be less than the return that you could have realized if you invested directly in the commodities, futures contracts or Index represented by the applicable Market Measure, and you will not receive the full benefit of any appreciation (or in the case of bearish notes, decreases) in the value of the Market Measure beyond that maximum return.

Additionally, the Market Measure may consist of one or more commodities, futures contracts or commodity indices that include components traded in a non-U.S. currency. If the value of that currency strengthens against the U.S. dollar during the term of your notes, you may not obtain the benefit of that increase, which you would have received if you had owned the commodities or futures contracts represented by the Market Measure.

Your notes may be called prior to maturity. If so specified in the applicable pricing supplement, your notes may be called at our option, or may be automatically called upon the occurrence of certain specified events. If the notes are called, the period over which you hold the notes and any interest payments, if applicable, will be limited. No further payments will be made on the notes after they have been redeemed. In addition, if the notes are called, there is no guarantee that you will be able to reinvest the proceeds in an investment with a comparable return and similar level of risk.

Payments on the notes are subject to our credit risk and the credit risk of the Guarantor, and actual or perceived changes in our or the Guarantor’s creditworthiness are expected to affect the value of the notes. The notes are our senior unsecured debt securities, the payment on which will be fully and unconditionally guaranteed by the

Guarantor. The notes are not guaranteed by any entity other than the Guarantor. As a result, your receipt of all payments on the notes will be dependent upon our ability and the ability of the Guarantor to repay our obligations under the notes on the applicable payment date(s), regardless of how the applicable Market Measure performs. No assurance can be given as to what our financial condition or the financial condition of the Guarantor will be at any time after the pricing date of your notes. If we and the Guarantor become unable to meet our respective financial obligations as they become due, you may not receive the amounts payable under the terms of the notes.

In addition, our credit ratings and the credit ratings of the Guarantor are assessments by ratings agencies of our respective abilities to pay our obligations. Consequently, our or the Guarantor’s perceived creditworthiness and actual or anticipated decreases in our or the Guarantor’s credit ratings or increases in the spread between the yield on our respective securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the maturity date may adversely affect the market value of the notes. However, because your return on the notes depends upon factors in addition to our ability and the ability of the Guarantor to pay our respective obligations, such as the value of the Market Measure, an improvement in our or the Guarantor’s credit ratings will not reduce the other investment risks related to the notes.

We are a finance subsidiary and, as such, will have limited assets and operations. We are a finance subsidiary of Bank of America Corporation and will have no assets, operations or revenues other than those related to the issuance, administration and repayment of our debt securities that are guaranteed by the Guarantor. As a finance subsidiary, to meet our obligations under the notes, we are dependent upon payment or contribution of funds and/or repayment of outstanding loans from the Guarantor and/or its other subsidiaries. Therefore, our ability to make payments on the notes may be limited. In addition, we will have no independent assets available for distributions to holders of the notes if they make claims in respect of the notes in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders may be limited to those available under the related guarantee by the Guarantor, and that guarantee will rank equally with all other unsecured senior obligations of the Guarantor.

The Guarantor’s obligations under its guarantee of the notes will be structurally subordinated to liabilities of the Guarantor’s subsidiaries. Because the Guarantor is a holding company, its ability to make payments under its guarantee of our payment obligations on the notes depends upon the Guarantor’s receipt from its subsidiaries of distributions, advances and other payments. In addition, the Guarantor’s right to participate in any distribution of assets of any of its subsidiaries upon that subsidiary’s bankruptcy, insolvency, liquidation, reorganization or similar proceeding is subject to the prior claims of creditors of that subsidiary, except to the extent the Guarantor may itself be recognized as a creditor of that subsidiary. As a result, the Guarantor’s obligations under its guarantee of the notes will be structurally subordinated to all existing and future claims of creditors of its subsidiaries, and claimants should look only to the assets of the Guarantor for payments under its guarantee of the notes.

The notes issued by us will not have the benefit of any cross-default or cross-acceleration with other indebtedness of BofA Finance LLC or the Guarantor; events of bankruptcy or insolvency or resolution proceedings relating to the Guarantor and covenant breach by the Guarantor will not constitute an event of default with respect to the notes. The notes issued by us will not have the benefit of any cross-default or cross-acceleration with other indebtedness of BofA Finance LLC or the Guarantor. In addition, events of bankruptcy or insolvency or resolution or similar proceedings relating to the

Guarantor will not constitute an event of default with respect to the notes. Furthermore, it will not constitute an event of default with respect to the notes if the guarantee by the Guarantor ceases to be in full force and effect for any reason. Therefore, events of bankruptcy or insolvency or resolution or similar proceedings relating to the Guarantor (in the absence of any such event occurring with respect to us) will not permit the notes to be declared due and payable. In addition, a breach of a covenant by the Guarantor (including, for example, a breach of the Guarantor’s covenants with respect to mergers or the sale of all or substantially all its assets), will not permit the notes to be declared due and payable. The value you receive on the notes may be significantly less than what you otherwise would have received had the notes been declared due and payable immediately upon certain events of bankruptcy or insolvency or resolution or similar proceedings relating to the Guarantor or the breach of a covenant by the Guarantor or upon the Guarantor’s guarantee ceasing to be in full force and effect.

The initial estimated value of the notes considers certain assumptions and variables and relies in part on certain forecasts about future events, which may prove to be incorrect. The initial estimated value of the notes, which will be set forth in the applicable pricing supplement, will be an estimate only, determined as of a particular point in time by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of the Guarantor, the Guarantor’s internal funding rate on the pricing date, mid-market terms on hedging transactions, expectations on interest rates and volatility, price-sensitivity analysis, and the expected term of the notes. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect.

The public offering price you pay for the notes will exceed the initial estimated value. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than their initial estimated value. This is due to, among other things, changes in the value of the Market Measure, the Guarantor’s internal funding rate and the inclusion in the public offering price of the underwriting discount and expected hedging related charges. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

The initial estimated value will not represent a minimum or maximum price at which we, MLPF&S or any of our affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after the applicable pricing date will vary based on many factors that cannot be predicted with accuracy, including the performance of the Market Measure, our and the Guarantor’s creditworthiness and changes in market conditions.

We cannot assure you that there will be a trading market for your notes. If a secondary market exists, we cannot predict how the notes will trade, or whether that market will be liquid or illiquid. The development of a trading market for the notes will depend on various factors, including the Guarantor’s financial performance and changes in the value of the Market Measure. Even if there is a secondary market for the notes, it may not provide enough liquidity to allow you to trade or sell the notes easily or at a price advantageous to you. The number of potential buyers of your notes in any secondary market may be limited. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

We anticipate that one or more of the selling agents will act as a market-maker for the notes that it offers, but none of them is required to do so and may cease to do so at any time. Any price at which a selling agent may bid for, offer, purchase or sell any of the notes may be higher or lower than the applicable public offering price, and that price may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups or other transaction costs. These bids, offers or transaction costs may affect the prices, if any, at which those notes might otherwise trade in the market. In addition, if at any time any selling agent were to cease acting as a market-maker for any issue of the notes, it is likely that there would be significantly less liquidity in that secondary market. In such a case, the price at which those notes could be sold likely would be lower than if an active market existed.

Unless otherwise stated in the pricing supplement, we will not list the notes on any securities exchange. Even if an application were made to list your notes, we cannot assure you that the application will be approved or that your notes will be listed and, if listed, that they will remain listed for their entire term. The listing of the notes on any securities exchange will not necessarily ensure that a trading market will develop, and if a trading market does develop, that there will be liquidity in the trading market.

If your notes are linked to a Basket, changes in the values of one or more of the Basket Components may be offset by changes in the values of one or more of the other Basket Components. The Market Measure of your notes may be a Basket. In such a case, changes in the values of one or more of the Basket Components may not correlate with changes in the values of one or more of the other Basket Components. The values of one or more Basket Components may increase, while the values of one or more of the other Basket Components may decrease or not increase as much. Therefore, in calculating the value of the Market Measure at any time, increases in the value of one Basket Component may be moderated or wholly offset by decreases or lesser increases in the values of one or more of the other Basket Components. If the weightings of the applicable Basket Components are not equal, adverse changes in the values of the Basket Components which are more heavily weighted could have a greater impact upon your notes. In each case, the reverse may be true as to bearish notes.

The notes are not designed to be short-term trading instruments and if you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount. Unless otherwise set forth in the applicable pricing supplement, if you wish to liquidate your investment in the notes prior to maturity, your only option would be to sell them in the secondary market. At that time, there may be an illiquid market for your notes or no market at all. Even if you were able to sell your notes, there are many factors outside of our control that may affect their market value, some of which, but not all, are stated below. The impact of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe a specific factor’s expected impact on the market value of the notes, assuming all other conditions remain constant.

•

Value of the Market Measure. We anticipate that the market value of the notes prior to maturity generally will depend to a significant extent on the value of the Market Measure; however, owning the notes is not the same as owning the underlying Market Measure. In general, it is expected that the market value of the notes will decrease as the value of the Market Measure decreases, and increase as the value of the Market Measure increases. The reverse will be the case as to bearish notes. However, as the value of the Market Measure increases or decreases, the market value of the notes is not expected to increase or decrease at the same rate as the Market Measure. If you sell your notes when the value of the Market Measure is less than, or not sufficiently above (or in the case of bearish notes, below) its value on the applicable pricing date, then you may receive less than the principal amount of your notes.

•	Volatility of the Market Measure. Volatility is the term used to describe the size and frequency of market fluctuations. Increases or decreases in the volatility of the Market Measure may have an adverse impact on the market value of the notes. Even if the value of the Market Measure increases over the term of the notes, if you are able to sell your notes before their maturity date, you may receive substantially less than the amount that would be payable at maturity based on that value because of the anticipation that the value of the Market Measure will continue to fluctuate prior to the maturity date of the notes.

•	Economic and Other Conditions Generally. The general economic conditions of the capital markets in the United States, as well as geopolitical conditions and other financial, political, regulatory, and judicial events and related uncertainties that affect commodity markets generally, may affect the value of the Market Measure and the market value of the notes. If the Market Measure includes one or more Indices that have returns that are calculated based upon commodities prices in one or more non-U.S. markets (a “non-U.S. Market Measure”), the value of your notes may also be affected by similar events in the markets of the relevant foreign countries.

•	Interest Rates. We expect that changes in interest rates will affect the market value of the notes. In general, if U.S. interest rates increase, we expect that the market value of the notes will decrease, and conversely, if U.S. interest rates decrease, we expect that the market value of the notes will increase. In general, we expect that the longer the amount of time that remains until maturity, the more significant the impact of these changes will be on the value of the notes. In the case of non-U.S. Market Measures, the level of interest rates in the relevant foreign countries may also affect their economies and in turn the value of the non-U.S. Market Measure, and, thus, the market value of the notes may be adversely affected.

•	Exchange Rate Movements and Volatility. If the Market Measure of your notes includes any non-U.S. Market Measures, changes in, and the volatility of, the exchange rates between the U.S. dollar and the relevant non-U.S. currency or currencies could have a negative impact on the value of your notes, and the payments on the notes may depend in part on the relevant exchange rates. In addition, the correlation between the relevant exchange rate and any applicable non-U.S. Market Measure reflects the extent to which a percentage change in that exchange rate corresponds to a percentage change in the applicable non-U.S. Market Measure, and changes in these correlations may have a negative impact on the value of your notes.

•	Our and the Guarantor’s Financial Condition and Creditworthiness. Our and the Guarantor’s perceived creditworthiness, including any increases in our respective credit spreads and any actual or anticipated decreases in our respective credit ratings, may adversely affect the market value of the notes. In general, we expect the longer the amount of time that remains until maturity, the more significant the impact will be on the value of the notes. However, a decrease in our or the Guarantor’s credit spreads or an improvement in our or the Guarantor’s credit ratings will not necessarily increase the market value of the notes.

•	Time to Maturity. There may be a disparity between the market value of the notes prior to maturity and their value at maturity. This disparity is often called a time “value,” “premium,” or “discount,” and reflects expectations concerning the value of the Market Measure prior to the maturity date. As the time to maturity decreases, this disparity may decrease, such that the value of the notes will approach the expected amount to be paid at maturity.

Risks Relating to Conflicts of Interest

Trading and hedging activities by us, the Guarantor and any of our other affiliates may affect your return on the notes and their market value. We, the Guarantor and our other affiliates, including the selling agents, may buy or sell the commodities or futures contracts represented by or included in the Market Measure, or futures or options contracts on the Market Measure or its components, or other listed or over-the-counter derivative instruments linked to the Market Measure or its components. We, the Guarantor and any of our other affiliates, including the selling agents, may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under the notes. These transactions could affect the value of a Market Measure in a manner that could be adverse to your investment in the notes. On or before the applicable pricing date, any purchases or sales by us, the Guarantor or our other affiliates, including the selling agents or others on their behalf (including for the purpose of hedging anticipated exposures), may affect the value of a Market Measure. Consequently, the values of that Market Measure may change subsequent to the pricing date of an issue of the notes, adversely affecting the market value of the notes.

We, the Guarantor or one or more of our other affiliates, including the selling agents, may also engage in hedging activities that could affect the value of the Market Measure on the applicable pricing date. In addition, these activities may decrease the market value of your notes prior to maturity, and may affect the amounts to be paid on the notes. We, the Guarantor or one or more of our other affiliates, including the selling agents, may purchase or otherwise acquire a long or short position in the notes and may hold or resell the notes. For example, the selling agents may enter into these transactions in connection with any market making activities in which they engage. We cannot assure you that these activities will not adversely affect the value of the Market Measure, the market value of your notes prior to maturity or the amounts payable on the notes.

Our trading, hedging and other business activities may create conflicts of interest with you. We, the Guarantor or one or more of our other affiliates, including the selling agents, may engage in trading activities related to the Market Measure and to components included in the Market Measure (and related futures and options contracts on the Market Measure or its components) that are not for your account or on your behalf. We, the Guarantor or one or more of our other affiliates, including the selling agents, also may issue or underwrite other financial instruments with returns based upon the applicable Market Measure or its components. These trading and other business activities may present a conflict of interest between your interest in the notes and the interests we, the Guarantor and our other affiliates, including the selling agents, may have in our proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These trading and other business activities, if they influence the value of the Market Measure or secondary trading in your notes, could be adverse to your interests as a beneficial owner of the notes.

We expect to enter into arrangements or adjust or close out existing transactions to hedge our obligations under the notes. We, the Guarantor or our other affiliates also may enter into hedging transactions relating to other notes or instruments, some of which may have returns calculated in a manner related to that of a particular issue of the notes. We may enter into such hedging arrangements with one of our affiliates. Our affiliates may enter into additional hedging transactions with other parties relating to the notes and the applicable Market Measure. This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, or the hedging activity could also result in a loss. We and our affiliates will price these hedging transactions with the intent to realize a profit, regardless of whether the value of the notes increases or decreases. Any profit in connection with such hedging activities will be in addition to any other compensation that we, the Guarantor and our other affiliates, including the selling agents, receive for the sale of the notes, which creates an additional incentive to sell the notes to you.

There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent. One of our affiliates will be the calculation agent for the notes and, as such, will make a variety of determinations relating to the notes, including the amounts that will be paid on the notes. Under some circumstances, these duties could result in a conflict of interest between its status as our affiliate and its responsibilities as calculation agent. These conflicts could occur, for instance, in connection with the calculation agent’s determination as to whether a Market Disruption Event (as defined below) has occurred, or in connection with judgments that it would be required to make if the publication of an Index is discontinued. See the sections entitled “Description of the Notes—Market Disruption Events,” “—Adjustments to a Market Measure,” and “—Discontinuance of a Market Measure.” The calculation agent will be required to carry out its duties in good faith and use its reasonable judgment. However, because we expect that the Guarantor will control the calculation agent, potential conflicts of interest could arise.

Risks Relating to the Market Measures

Our offering of the notes does not constitute a recommendation of the Market Measure. You should not take our offering of the notes as an expression of our views about how any Market Measure will perform in the future or as a recommendation to invest in the Market Measure, including through an investment in the notes. As we are part of a global financial institution, we, the Guarantor and our other affiliates may, and often do, have positions (both long and short) in one or more of the foregoing that may conflict with an investment in the notes. You should undertake an independent determination of whether an investment in the notes is suitable for you in light of your specific investment objectives, risk tolerance and financial resources.

If a Market Measure includes a commodity Index, future prices of the commodities included in that Index that are different from their current prices may have a negative effect on the level of that Index, and therefore the value of the notes. A Market Measure may include a commodity Index. Commodity indices generally reflect movements in commodity prices by measuring the value of futures contracts for the applicable commodities. To maintain the Index, as futures contracts approach expiration, they are replaced by similar contracts that have a later expiration. For example, a futures contract purchased and held in August may specify an October expiration date. As time passes, the contract expiring in October may be replaced by a contract for delivery in December. This process is referred to as “rolling.” The level of the Index is calculated as if the expiring futures contracts are sold and the proceeds from those sales are used to purchase longer-dated futures contracts. The difference in the price between the contracts that are sold and the new contracts for more distant delivery that are purchased is called “roll yield,” and the change in price that contracts experience while they are components of the Index is sometimes referred to as “spot return.”

If the expiring futures contract included in the Index is “rolled” into a less expensive futures contract with a more distant delivery date, the market for that futures contract is (putting aside other considerations) trading in “backwardation.” In the example above, the purchase of the December contract would take place at a price that is lower than the sale price of the October contract. In this case, the effect of the roll yield on the level of the applicable Index will be positive because it costs less to replace the expiring futures contract. However, if the expiring futures contract included in the Index is “rolled” into a more expensive futures contract with a more distant delivery date, the market for that futures contract is trading in “contango.” This would occur, for example, if the purchase of the December contract took place at a price that is higher than the sale price of the October contract. In this case, the effect of the roll yield on the level of the Index will be negative because it will cost more to replace the expiring futures contract.

There is no indication that the markets for any specific commodity will consistently be in backwardation or that there will be a positive roll yield that increases the level of any applicable Index. It is possible, when near-term or spot prices of the constituent commodities are decreasing, for the level of that Index to decrease significantly over time even when some or all of the constituent commodities are experiencing backwardation. If all other factors remain constant, the presence of contango in the market for a commodity included in an Index could generally result in negative roll yield, even when the near-term or spot prices of the constituent commodities are stable or increasing, which could decrease the level of that Index and the market value of the notes.

Our affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in the Market Measure and any such research, opinions or recommendations could adversely affect the price of the Market Measure. In the ordinary course of business, our affiliates may have published research reports, expressed opinions or provided recommendations on the Market Measure or commodities represented by the Market Measure, the applicable financial markets or other matters that may influence the price of the Market Measure and the value of the notes, and may do so in the future. These research reports, opinions or recommendations may be communicated to our clients and clients of our affiliates and may be inconsistent with purchasing or holding the notes. Any research reports, opinions or recommendations expressed by our affiliates may not be consistent with each other and may be modified from time to time without notice. Moreover, other professionals who deal in markets relating to a Market Measure may at any time have significantly different views from those of our affiliates. For these reasons, you are encouraged to derive information concerning a Market Measure or the commodities represented thereby from multiple sources, and you should not rely on the views expressed by our affiliates.

Ownership of the notes will not entitle you to any rights with respect to any commodities or futures contracts represented by or included in the Market Measure. You will not own or have any beneficial or other legal interest in any of the commodities or futures contracts represented by or included in the Market Measure. We will not invest in any of the commodities or futures contracts represented by or included in that Market Measure for your benefit.

An investment linked to commodity futures contracts is not equivalent to an investment linked to the spot prices of physical commodities. If Market Measure is a commodity futures contract or an index that is composed of commodities futures contracts, the performance of such Market Measure will be based on the change in price of futures contracts (or the futures contracts included in such index), not the change in the spot price of actual physical commodities to which such futures contracts relate. The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the price of a physical commodity reflects the value of such commodity upon immediate delivery, which is referred to as the “spot price.” There are various reasons for some difference between the price of a commodity futures contract and the spot price of a commodity, including the cost of storing such commodity for the length of the futures contract, interest costs related to financing the purchase of such commodity and expectations of future supply and demand for such commodity. While the changes in the price of a futures contract are usually correlated with the changes in the spot price, such correlation is not exact. In some cases, the performance of a commodity futures contract can deviate significantly from the spot price performance of the related underlying commodity, especially over longer periods of time. Accordingly, investments linked to the return of commodities futures contracts (or an index composed of commodities futures contracts) may underperform similar investments that reflect the spot price return on physical commodities.

The prices of commodities represented by or included in the Market Measure may change unpredictably, affecting the value of your notes in unforeseeable ways. Trading in commodities and futures contracts is speculative and can be extremely volatile. Their market prices may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships; weather; agriculture; trade; fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; technological developments; and changes in interest rates. These factors may adversely affect the value of a Market Measure or its components in varying ways, and different factors may cause the levels and volatilities of commodity prices to move in inconsistent directions at inconsistent rates. Additionally, certain Market Measures or Basket Components may relate to a single industry (e.g., energy). These Market Measures and Basket Components are likely to be more volatile than other types of market measures which represent a broad base of commodities.

Suspension or disruptions of market trading in the applicable commodities and related futures contracts may adversely affect the value of the notes. The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits,” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. Any such distortion, disruption, or any other force majeure (such as an act of God, fire, flood, severe weather conditions, act of governmental authority, labor difficulty, etc.), may adversely affect the value of or trading in the Market Measure, or the manner in which it is calculated, and therefore, the value of the notes.

Changes in exchange methodology may adversely affect the value of the notes prior to maturity. The value of a Market Measure will be determined by reference to fixing prices, spot prices, or related futures contracts of the commodities represented by or included in a Market Measure, as determined by the applicable exchange or as otherwise set forth in the applicable pricing supplement. An exchange may from time to time change its rules or take extraordinary actions under its rules, which could adversely affect the prices of the applicable commodities or futures contracts, which could reduce the value of the Market Measure and the value of the notes. The reverse could be the case for bearish notes.

In addition, some fixing prices or spot prices are derived from a principals’ market, which operates as an over the counter (“OTC”) physical commodity market. Although market-making members of principals’ markets are typically supervised by regulating entities, the principals’ markets themselves are not regulated. If any tax or other form of regulation should affect the members of the relevant principals’ market, the role of the principals’ market as a benchmark for the applicable commodity may be affected.

Legal and regulatory changes could adversely affect the return on and value of your notes. The value of the underlying commodities or futures contracts could be affected by new laws or regulations or by the reinterpretation of existing laws or regulations (including, without limitation, those related to taxes and duties on commodities and futures contracts) by one or more governments, courts, or other official bodies.

In the U.S., the regulation of commodity transactions is subject to ongoing modification by governmental action. For example, the U.S. Commodity Futures Trading Commission (“CFTC”) has interpreted the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), which was enacted in July 2010, to require the CFTC to impose limits on the size of positions that can be held by market participants in futures contracts and OTC derivatives on certain physical commodities. The CFTC’s rules providing for such position limits have been, and may in the future be, subject to litigation challenging their validity, the potential final outcome of which cannot be known at this time. While the ultimate scope and effect of any final and implemented position limit rules are not yet known, these limits will likely restrict the ability of many market participants to trade in the commodities markets to the same extent as they have in the past, including affecting their ability to enter into or maintain hedge positions in the applicable commodity or futures contracts. These rules and various other legislative and regulatory requirements may, among other things, reduce liquidity, increase market volatility, and increase costs in these markets. These consequences could adversely affect the applicable Market Measure and the value of your notes.

In addition, other governmental or regulatory bodies (such as the European Commission) have proposed or may propose in the future legislation or regulations containing restrictions similar to those contemplated by Dodd-Frank, or other legislation or regulations containing other restrictions that could adversely impact the liquidity of and increase costs of participating in the commodities markets. If such legislation or regulations are adopted or other legislation or regulations are adopted in the future, they could have an adverse effect on the value of the applicable Market Measure and your notes.

The notes will not be regulated by the CFTC. Unlike an investment in the notes, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be regulated as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a “commodity pool operator” (a “CPO”). Because the notes will not be interests in a commodity pool, the notes will not be regulated by the CFTC as a commodity pool, neither we nor the Guarantor will be registered with the CFTC as a CPO, and you will not benefit from the CFTC’s or any non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in futures contracts or who invest in regulated commodity pools. The notes will not constitute investments by you or by us or the Guarantor on your behalf in futures contracts traded on regulated futures exchanges, which may only be transacted through a person registered with the CFTC as a “futures commission merchant” (“FCM”). Neither we nor the Guarantor are registered with the CFTC as an FCM and you will not benefit from the CFTC’s or any other non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in futures contracts on a regulated futures exchange through a registered FCM.

A Market Measure may include commodities or futures contracts traded on foreign exchanges that are less regulated than U.S. markets and may involve different and greater risks than trading on U.S. exchanges. A Market Measure may include commodities or futures contracts that trade on exchanges located outside the U.S. The regulations of the CFTC do not apply to trading on foreign exchanges, and trading on foreign exchanges may involve different and greater risks than trading on U.S. exchanges. Certain foreign markets may be more susceptible to disruption than U.S. exchanges due to the lack of a government-regulated clearinghouse system. Trading on foreign exchanges also involves certain other risks that are not applicable to trading on U.S. exchanges. Those risks include: (a) exchange rate risk relative to the U.S. dollar; (b) exchange controls; (c) expropriation; (d) burdensome or confiscatory taxation; and (e) moratoriums, and political or diplomatic events. It may also be more costly and difficult for participants in those markets to enforce the laws or regulations of a foreign country or exchange, and it is possible that the foreign country or exchange may not have laws or regulations which adequately protect the rights and interests of investors in the relevant contracts. These factors could reduce the value of the applicable Market Measure and the value of your notes.

Changes in the composition and valuation of a commodity Index may adversely affect the value of the notes. The composition of a commodity Index may change over time as additional commodities satisfy the eligibility criteria or commodities or futures contracts currently included in that Index fail to satisfy such criteria. The weighting factors applied to each commodity included in an Index may change over time, based on changes in commodity prices, commodity forward curves, production statistics, or other factors. In addition, the Index sponsor may modify the methodology for determining the composition and weighting of that Index and for calculating its value in order to assure that that Index represents a measure of the performance over time of the markets for the applicable commodities. Modifications to the methodology for determining the commodities or futures contracts to be included in an Index and for valuing that Index may be made in the future. These changes could affect the level of that Index, and the value of the notes.

In addition, the Index sponsor may discontinue or suspend calculation or dissemination of an Index or materially alter the methodology by which it calculates an Index. Any such actions could affect the value of the notes. See “Description of the Notes—Adjustments to a Market Measure” and “—Discontinuance of a Market Measure.”

Neither we nor the Guarantor are responsible for the actions or public disclosure of information of any principals’ market or exchange on which a Market Measure or Basket Component trades. None of us, the Guarantor nor any of our other affiliates, including the selling agents, is responsible for the adequacy or accuracy of the prices determined by these entities relating to the Market Measure. You should make your own investigation into the applicable Market Measure and how it is traded. None of the principals’ markets or any exchange on which a Market Measure or component of a Market Measure trades will be involved in any offering of the notes in any way and none of them has any obligation to consider your interests in taking any actions that might affect the value of the notes.

We cannot assure you that publicly available information provided about the Market Measure is accurate or complete. All disclosures relating to any Market Measure in the applicable pricing supplement will be derived from publicly available documents and other publicly available information, without independent verification. None of us, the Guarantor or our other affiliates has participated in, and will not participate in, the preparation of those documents or make any due diligence inquiry with respect to any Market Measure in connection with the offering of the notes. We and the Guarantor do not make any representation that those publicly available documents or any other publicly available information regarding any Market Measure is accurate or complete. We and the Guarantor are not responsible for the public disclosure of information by or about any Market Measure made publicly available. You must rely on your own evaluation of the merits of an investment linked to any applicable Market Measure.

The historical performance of a Market Measure should not be taken as an indication of its performance during the term of the notes. A Market Measure may perform better or worse than it has historically during the term of the notes. The historical performance of a Market Measure, including any historical performance set forth in the applicable pricing supplement, should not be taken as an indication of its future performance.

Other Risk Factors Relating to the Notes and the Applicable Market Measure

The applicable pricing supplement will set forth additional risk factors as to the notes and the applicable Market Measure that you should review prior to purchasing notes.

SUPPLEMENTAL USE OF PROCEEDS

Unless otherwise specified in the relevant pricing supplement, we intend to lend the net proceeds we receive from each sale of the notes to the Guarantor and/or its affiliates (other than us). The Guarantor expects that it and/or its affiliates (other than us) will use the proceeds from these loans for the purposes described in the accompanying prospectus under “Use of Proceeds.” In addition, we expect that we may use a portion of the net proceeds to hedge our obligations under the notes by entering into hedging arrangements with one or more affiliates.

DESCRIPTION OF THE NOTES

General

Each issue of the notes will be part of a series of medium-term notes entitled “Medium-Term Notes, Series A” that will be issued under the Senior Indenture, as amended and supplemented from time to time, among us, the Guarantor and The Bank of New York Mellon Trust Company N.A., as trustee. The Senior Indenture is described more fully in the prospectus and prospectus supplement. The following description of the notes supplements and, to the extent it is inconsistent with, supersedes the description of the general terms and provisions of the notes and debt securities set forth under the headings “Description of the Notes” in the prospectus supplement and “Description of Debt Securities” in the prospectus. These documents should be read in connection with the applicable pricing supplement. If any information in the applicable pricing supplement is inconsistent with this product supplement, the prospectus or the prospectus supplement, you should rely on the information in that pricing supplement.

The notes are fully and unconditionally guaranteed by the Guarantor. The notes will rank equally with all of our other unsecured senior debt from time to time outstanding. The guarantee of the notes will rank equally with all other unsecured senior obligations of the Guarantor. Any payments due on the notes, including any repayment of principal, are subject to our credit risk, as issuer, and the credit risk of Bank of America Corporation, as guarantor.

The “maturity date” of the notes and the aggregate principal amount of each issue of the notes will be stated in the pricing supplement. If any scheduled payment date, including the maturity date, for the notes is not a business day, we will make the required payment on the next business day, and no interest will accrue as a result of such delay.

All payments due on the notes will be payable only in U.S. dollars.

Except as set forth in the applicable pricing supplement and as discussed below, the notes are not redeemable by us or repayable at the option of any holder. The notes are not subject to any sinking fund.

We will issue the notes in the denominations set forth in the applicable pricing supplement. The CUSIP number for each issue of the notes will be set forth in the applicable pricing supplement.

Certain Terms of the Notes

Interest. We may issue notes that are interest-bearing, or that do not bear interest. We may issue notes in which the payment of interest for one or more periods is contingent upon the occurrence of one or more specified events. Unless otherwise set forth in the applicable pricing supplement, for interest-bearing notes, each interest payment on an interest payment date will include interest accrued from, and including, the issue date or the most recent interest payment date for which interest has been paid or provided for, as the case may be, to, but excluding, that interest payment date. For so long as the notes are held in book-entry only form, we will pay interest to the persons in whose names the notes are registered at the close of business one business day prior to each interest payment date. If the notes are not held in book-entry only form, the record dates will be the first day of the month in which the applicable interest payment is due. The applicable pricing supplement will set forth whether the notes are interest-bearing and if so, the applicable rate and calculation method.

Payments on the Notes. The payment at maturity may be determined according to one or more calculation days occurring shortly before the maturity date of the notes. We may also issue notes in which payments at maturity, or in connection with redemption of the notes, are determined according to one or more “Observation Dates” during the term of the notes. (If so specified in the applicable pricing supplement, we may use a different term to refer to calculation days or Observation Dates.)

Redemption Prior to Maturity. If so specified in the applicable pricing supplement, your notes may be called at our option, or may be automatically called upon the occurrence of certain specified events, in each case in whole or in part, on the date or dates as specified in the applicable pricing supplement and if called at our option, upon such notice as specified in the applicable pricing supplement. The applicable pricing supplement will also set forth the manner in which any payment due upon such early redemption will be calculated. Unless otherwise set forth in the applicable pricing supplement, the notes are not subject to redemption at the option of the holder prior to maturity.

Business Days. Unless otherwise set forth in the applicable pricing supplement, a “business day” means any day other than a day on which banking institutions in New York, New York are authorized or required by law, regulation, or executive order to close or a day on which transactions in U.S. dollars are not conducted.

The Starting Value, Observation Value and Ending Value

Starting Value

Unless otherwise specified in the pricing supplement, the “Starting Value” will equal the closing value of the Market Measure on the pricing date. However, if a Market Disruption Event occurs on the pricing date, the Starting Value will be determined as described in the section “—Market Disruption Events—Starting Value.”

Observation Value and Ending Value

Unless otherwise specified in the pricing supplement, the “Observation Value” and “Ending Value” will equal the closing value of the Market Measure on the applicable Observation Date or calculation day. However, if a Market Disruption Event occurs on that day, the Ending Value will be determined as described in the section “—Market Disruption Events—Observation Value and Ending Value.”

Unless otherwise set forth in the pricing supplement, “calculation day” means a Market Measure Business Day shortly before the maturity date, on which a Market Disruption Event has not occurred.

A “Market Measure Business Day” means a day on which the Index level, spot price or official settlement price (as applicable) is determined and published by the applicable Index sponsor, commodities exchange, or other price source (or any successor thereto) described in the applicable pricing supplement.

If the Market Measure consists of a Basket, unless otherwise set forth in the applicable pricing supplement, the Starting Value and the Ending Value of the Basket will be determined as described in “—Basket Market Measures.”

Market Disruption Events

“Market Disruption Event” means, unless otherwise set forth in the applicable pricing supplement or defined specifically for a Market Measure, a Basket Component or an Index component, any of the following events, as determined by the calculation agent:

(1)	a material limitation, suspension, or disruption of trading in a Market Measure, a Basket Component or in one or more Index components which results in a failure by the exchange on which the Market Measure, each applicable Basket Component or Index component is traded to report an exchange published settlement price for such contract on the day on which such event occurs or any succeeding day on which it continues;

(2)	the exchange published settlement price for the Market Measure, Basket Component or any Index component is a “limit price,” which means that the exchange published settlement price for such contract for a day has increased or decreased from the previous day’s exchange published settlement price by the maximum amount permitted under applicable exchange rules;

(3)	failure by the applicable exchange to announce or publish the exchange published settlement price for the Market Measure, Basket Component or any Index component;

(4)	a suspension of trading in the Market Measure, Basket Component or one or more Index components, for which the trading does not resume at least 10 minutes prior to the scheduled or rescheduled closing time; or

(5)	any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge that we, the Guarantor or our other affiliates have effected or may effect as to the applicable notes.

Starting Value

For a Market Measure that is a commodity or futures contract, if a Market Disruption Event occurs on the pricing date, the Starting Value will be the closing value of the Market Measure on the next Market Measure Business Day during which no Market Disruption Event shall have occurred or is continuing, provided that the closing value of the Market Measure will be determined (or, if not determinable, estimated) by the calculation agent in a commercially reasonable manner no later than the close of business in New York, New York on the second Market Measure Business Day following the pricing date, regardless of the occurrence of a Market Disruption Event on that day.

For a Market Measure that is a commodity Index, if a Market Disruption Event occurs on the pricing date with respect to any component of the Index, the calculation agent will determine the Starting Value as follows:

(1)	With respect to each commodity or futures contract included in the Index which is not affected by the Market Disruption Event (an “Unaffected Component”), the Starting Value will be based on the exchange published settlement price or other applicable price of that commodity or futures contract on the pricing date.

(2)	With respect to each commodity or futures contract included in the Index which is affected by a Market Disruption Event (an “Affected Component”):

a.	The Starting Value will be based on the exchange published settlement price or other applicable price of each Affected Component on the first Market Measure Business Day following the pricing date on which no Market Disruption Event occurs with respect to that Affected Component. If a Market Disruption Event continues to occur on the second Market Measure Business Day following the pricing date, the calculation agent will estimate on that date the price of that Affected Component in a manner that it considers commercially reasonable under the circumstances.

b.	The final pricing supplement will set forth a brief statement of the facts relating to the establishment of the Starting Value (including a description of the relevant Market Disruption Event(s)).

(3)	The calculation agent will determine the value of the Market Measure by reference to the exchange published settlement prices or other prices determined in clauses (1) and (2) above using the then current method for calculating the Index. The exchange or other price source on which an applicable commodity or futures contract is traded or valued for purposes of the above definition means the exchange or other price source used to value that commodity or futures contract for the calculation of the Index.

Observation Values and Ending Values

For a Market Measure that is a commodity or futures contract, if a Market Disruption Event occurs on a scheduled Observation Date or calculation day or that day is determined by the calculation agent not to be a Market Measure Business Day due to an extraordinary event, occurrence, declaration, or otherwise, the value of the Market Measure will be the closing value of the Market Measure on the next Market Measure Business Day during which no Market Disruption Event shall have occurred or is continuing, provided that the closing value of the Market Measure will be determined (or, if not determinable, estimated) by the calculation agent in a commercially reasonable manner on a date no later than the second scheduled Market Measure Business Day prior to the maturity date or any other relevant payment date, regardless of the occurrence of a Market Disruption Event on that day.

For a Market Measure that is a commodity Index, if a Market Disruption Event occurs on an Observation Date or the scheduled calculation day with respect to a component of the Index or that day is determined by the calculation agent not to be a Market Measure Business Day with respect to a component of the Index due to an extraordinary event, occurrence, declaration, or otherwise, the calculation agent will determine the Ending Value as follows:

(1)	With respect to an Unaffected Component, the value of the Market Measure will be based on the exchange published settlement price or other applicable price of that commodity or futures contract on the relevant day.

(2)

With respect to an Affected Component, the Ending Value of the Market Measure will be based on the exchange published settlement price or other price of that Affected Component on the first Market Measure Business Day following the scheduled Observation Date or calculation day on which no Market Disruption Event occurs with respect to that Affected Component. If a Market Disruption Event continues to occur on the second Market Measure Business Day prior to maturity or any relevant payment date, the calculation agent will estimate on such date the price of that Affected Component used to determine the value of the Market Measure in a manner that the calculation agent considers commercially reasonable under the circumstances.

(3)	The calculation agent will determine the value of the Market Measure by reference to the exchange published settlement prices or other prices determined in clauses (1) and (2) above using the then current method for calculating the Index. The exchange or other price source on which an applicable commodity or futures contract is traded or valued for purposes of the above definition means the exchange or other price source used to value that commodity or futures contract for the calculation of the Index.

For the avoidance of doubt, if your notes are linked to a Basket, the occurrence of a non-calculation day as to any Basket Component will not affect the determination of the value of any other Basket Component that is not so affected.

Adjustments to a Market Measure

After the applicable pricing date, the relevant Index sponsor, exchange or other price source for a Market Measure or Basket Component (a “Market Measure Publisher”) may make a material change in the method of determining the price or level of a Market Measure or Basket Component, or in any other way that changes the Market Measure or Basket Component, such that it does not, in the opinion of the calculation agent, fairly represent the value of the Market Measure or Basket Component had those changes or modifications not been made. In this case, the calculation agent will, at the close of business in New York, New York, on each date that the closing value of the Market Measure or Basket Component is to be calculated, make adjustments to the Market Measure or Basket Component. Those adjustments will be made in good faith as necessary to arrive at a calculation of a value of the applicable Market Measure or Basket Component as if those changes or modifications had not been made, and calculate the closing value of the Market Measure or Basket Component, as so adjusted.

Discontinuance of a Market Measure

After the pricing date, a Market Measure Publisher may discontinue publication or determination of the Market Measure, or one or more Basket Components. The Market Measure Publisher or another entity may then publish or calculate a successor or substitute market measure that the calculation agent determines, in its sole discretion, to be comparable to that Market Measure or Basket Component (a “successor market measure”). If this occurs, the calculation agent will substitute the successor market measure and calculate the Ending Value as described above under “—The Starting Value, Observation Value and Ending Value” or “—Basket Market Measure,” as applicable. If the calculation agent selects a successor market measure, the calculation agent will give written notice of the selection to the trustee, to us, and to the holders of the notes.

If a Market Measure Publisher discontinues publication or determination of the Market Measure during the term of the notes and the calculation agent does not select a successor market measure, then on the relevant Observation Dates or calculation day, the calculation agent will compute a substitute value for the Market Measure in accordance with the procedures last used to calculate the value or level of the Market Measure or Basket Component before any discontinuance as if that day were the relevant day. The calculation agent will make available to holders of the notes information as to each such value by means of Bloomberg L.P., Thomson Reuters, a website, or any other means selected by the calculation agent in its reasonable discretion.

If a successor market measure is selected or the calculation agent calculates a value as a substitute for a Market Measure or Basket Component as described above, the successor market measure or value will be used as a substitute for that Market Measure or Basket Component for all purposes, including for the purpose of determining whether a Market Disruption Event exists.

Notwithstanding these alternative arrangements, any modification or discontinuance of the publication of the Market Measure or any Basket Component may adversely affect trading in the notes.

Basket Market Measures

If the Market Measure to which your notes are linked is a Basket, the Basket Components will be set forth in the pricing supplement. We will assign each Basket Component a weighting (the “Initial Component Weight”) so that each Basket Component represents a percentage of the Starting Value of the Basket on the pricing date. We may assign the Basket Components equal Initial Component Weights, or we may assign the Basket Components unequal Initial Component Weights. The Initial Component Weight for each Basket Component will be stated in the pricing supplement.

Determination of the Component Ratio for Each Basket Component

The “Starting Value” of the Basket will be equal to 100. We will set a fixed factor (the “Component Ratio”) for each Basket Component on the pricing date, based upon the weighting of that Basket Component. The Component Ratio for each Basket Component will be calculated on the pricing date and will equal:

•	the Initial Component Weight (expressed as a percentage) for that Basket Component, multiplied by 100; divided by

•	the closing value of that Basket Component on the pricing date.

Each Component Ratio will be rounded to eight decimal places.

The Component Ratios will be calculated in this way so that the Starting Value of the Basket will equal 100 on the pricing date. The Component Ratios will not be revised subsequent to their determination on the pricing date, except that the calculation agent may in its good faith judgment adjust the Component Ratio of any Basket Component in the event that Basket Component is materially changed or modified in a manner that does not, in the opinion of the calculation agent, fairly represent the value of that Basket Component had those material changes or modifications not been made.

The following table is for illustration purposes only, and does not reflect the actual composition, Initial Component Weights, or Component Ratios, which will be set forth in the pricing supplement.

Example: The hypothetical Basket Components are Commodity ABC, Commodity XYZ, and Commodity RST, with their Initial Component Weights being 50.00%, 25.00% and 25.00%, respectively, on a hypothetical pricing date:

Basket Component	Initial Component Weight	Hypothetical Closing Value(1)	Hypothetical Component Ratio(2)	Initial Basket Value Contribution

Commodity ABC	50.00%	500.00	0.10000000	50.00

Commodity XYZ	25.00%	2,420.00	0.01033058	25.00

Commodity RST	25.00%	1,014.00	0.02465483	25.00

Starting Value				100.00

(1)	This column sets forth the hypothetical closing value of each Basket Component on the hypothetical pricing date.

(2)	The hypothetical Component Ratio for each Basket Component equals its Initial Component Weight (expressed as a percentage) multiplied by 100, and then divided by the closing value of that Basket Component on the hypothetical pricing date, with the result rounded to eight decimal places.

Unless otherwise stated in the pricing supplement, with respect to any Basket Component which is affected by a Market Disruption Event (an “Affected Basket Component”) on the pricing date, the calculation agent will establish the closing value of each Basket Component on the pricing date, and as a result, each Component Ratio, as follows:

(1)	With respect to each Basket Component which is not affected by the Market Disruption Event (an “Unaffected Basket Component”), the value of such Basket Component will be based on the exchange published settlement price or other applicable price of that commodity or futures contract or closing level of that Index on the pricing date.

(2)	The value of an Affected Basket Component will be determined in the manner described above in “—Market Disruption Events—Starting Value,” provided that references to “Market Measure” will be references to “Basket Component” and references to “Starting Value” will be references to “closing value of the Basket Component on the pricing date.”

Observation Values or Ending Values of the Basket

The calculation agent will calculate the value of the Basket by summing the products of the closing value of each Basket Component on the relevant Observation Date or calculation day and its Component Ratio. The value of the Basket will vary based on the increase or decrease in the level of each Basket Component. Any increase in the level of a Basket Component (assuming no change in the level of the other Basket Component or Basket Components) will result in an increase in the value of the Basket. Conversely, any decrease in the level of a Basket Component (assuming no change in the level of the other Basket Component or Basket Components) will result in a decrease in the value of the Basket.

The “Observation Value” or “Ending Value” of the Basket will be the value of the Basket on the applicable Observation Date or calculation day.

Unless otherwise specified in the pricing supplement, if, for any Affected Basket Component, a Market Disruption Event occurs on the scheduled Observation Date or calculation day or such day is determined by the calculation agent not to be a Market Measure Business Day by reason of an extraordinary event, occurrence, declaration, or otherwise, the calculation agent will determine the closing value of each Basket Component on the applicable day, and as a result, the Ending Value, as follows:

(1)	The value of an Unaffected Basket Component will be based on the exchange published settlement price or other applicable price of that commodity or futures contract, or the closing level of that Index, as applicable, on the relevant day.

(2)	The value of an Affected Basket Component will be determined in the manner described above in “—Market Disruption Events—Observation Value and Ending Value,” provided that references to “Market Measure” will be references to “Basket Component” and references to “Observation Value” and “Ending Value” will be references to “closing value of the Basket Component on the relevant day.”

Role of the Calculation Agent

The calculation agent has the sole discretion to make all determinations regarding notes as described in this product supplement, including determinations regarding the payments on the notes, the Market Measure, any Market Disruption Events, a successor Market Measure, Market Measure Business Days, business days, the calculation day, and determinations related to any adjustments to, or the discontinuance of, any Market Measure or Basket Component. Absent manifest error, all determinations of the calculation agent will be conclusive for all purposes and final and binding on you, the Guarantor and us, without any liability on the part of the calculation agent.

We will appoint one of our affiliates, which will be named in the applicable pricing supplement, as the calculation agent for each issue of the notes. However, we may change the calculation agent at any time without notifying you. The identity of the calculation agent will be set forth in the applicable pricing supplement.

Same-Day Settlement and Payment

The notes will be delivered in book-entry form only through The Depository Trust Company against payment by purchasers of the notes in immediately available funds. We will pay the amounts due on the notes in immediately available funds so long as the notes are maintained in book-entry form.

Events of Default and Acceleration

Events of default are defined in the Senior Indenture and in the section entitled “Events of Default and Rights of Acceleration” on page 35 of the accompanying prospectus. If a bankruptcy proceeding is commenced in respect of us, your claim may be limited under applicable bankruptcy law. In case of a default in payment of the notes, whether at their maturity or upon acceleration, they will not bear a default interest rate. The applicable pricing supplement will set forth how the payments on the notes in the event of an event of default will be determined.

Listing

Unless otherwise specified in the applicable pricing supplement, the notes will not be listed on a securities exchange or quotation system.

SUPPLEMENTAL PLAN OF DISTRIBUTION; CONFLICTS OF INTEREST

One or more of our affiliates may act as our selling agent for any offering of the notes. Each selling agent will be a party to a distribution agreement described in the “Supplemental Plan of Distribution (Conflicts of Interest)” beginning on page S-15 of the accompanying prospectus supplement.

Each selling agent will receive an underwriting discount or commission that is a percentage of the aggregate principal amount of the notes sold through its efforts, which will be set forth in the applicable pricing supplement.

None of the selling agents is acting as your fiduciary or advisor solely as a result of the making of any offering of the notes, and you should not rely upon this product supplement, the pricing supplement, or the accompanying prospectus or prospectus supplement as investment advice or a recommendation to purchase any notes. You should make your own investment decision regarding the notes after consulting with your legal, tax and other advisors.

MLPF&S and any of our other affiliates may use this product supplement, the prospectus supplement, and the prospectus, together with the applicable pricing supplement, in a market-making transaction for any notes after their initial sale.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The applicable pricing supplement will set forth a summary of the material U.S. federal income tax considerations of the acquisition, ownership, and disposition of the notes.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.